                                                                  EXHIBIT 10.5

                        AMENDED AND RESTATED SERVICES AND
                            RISK MANAGEMENT AGREEMENT


         THIS AMENDED AND RESTATED SERVICES AND RISK MANAGEMENT AGREEMENT (this "Agreement"), dated as of March 30, 2001 (the "Effective Date"), is by and between MIRANT AMERICAS ENERGY MARKETING L.P. (formerly known as Southern Company Energy Marketing L.P.), a Delaware limited partnership ("MAEM"), and MIRANT MID-ATLANTIC, LLC (formerly known as Southern Energy Mid-Atlantic, LLC), a Delaware limited liability company ("MIRMA").

                                    RECITALS

         WHEREAS, MIRMA owns or leases (a) certain electric generation facilities and associated facilities located in Charles County, Maryland (the "Morgantown Station"), and (b) certain electric generation facilities and associated facilities located in Upper Montgomery County, Maryland (the "Dickerson Station;" and, collectively with the Morgantown Station, the "Generating Stations"); and

         WHEREAS, MAEM is an energy marketer which has contracted to purchase electricity and related energy products from MIRMA, Mirant Chalk Point, LLC ("Chalk Point"), Mirant Potomac River, LLC ("Potomac River"), and Mirant Peaker, LLC ("Peaker", and collectively with MIRMA, Chalk Point and Potomac River, the "MIRMA Group"); and

         WHEREAS, MAEM is obligated to procure electricity and related energy products under certain power purchase agreements with Ohio Edison Company and Pennsylvania Power Company for 450MW, Panda-Brandywine or Panda for approximately 230MW, Northeast Maryland Waste Disposal for 50MW, and one other agreement for 2.6MW; and

         WHEREAS, MAEM and MIRMA entered into that certain Services and Risk Management Agreement dated December 18, 2000 (the "Existing SRMA"), pursuant to which the Parties contracted for the provision of certain services by MAEM to MIRMA; and

         WHEREAS, the Parties have agreed to amend and restate the Existing SRMA in its entirety as more particularly set forth herein; and

         WHEREAS, because (a) Chalk Point is a subsidiary of MIRMA, and (b) MIRMA will receive cash payments and distributions from Potomac River and Peaker pursuant to notes payable to MIRMA by Potomac River and Peaker and a capital contribution agreement by Southern Energy, Inc. d/b/a Mirant Corporation as the sole member of each of Potomac River and Peaker, MIRMA will derive substantial benefit from the services to be provided by MAEM to the MIRMA Group.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         The following capitalized terms, whether used in the singular or plural, shall be defined as provided in this Article 1.

         "AGENCY PERIOD" has the meaning set forth in SECTION 3.2(b)(i).

         "ANCILLARY AND FREQUENCY RESPONSE SERVICE" shall have the meaning assigned to that term from time to time by the PJM.

         "BANKRUPTCY PROCEEDING" means, with respect to a Party, that Party (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger),
(b) makes an assignment or any general arrangement for the benefit of creditors,
(c) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency or other law affecting creditors' rights and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for its winding-up or liquidation or (ii) is not withdrawn, dismissed or discharged within sixty (60) days after the institution or presentation thereof, (d) otherwise becomes bankrupt or insolvent (however evidenced), (e) has a secured party take possession of all or substantially all of its assets or has an action or proceeding taken or levied against all or substantially all of its assets and such secured party maintains possession, or any such action or proceeding is not dismissed, in either case for thirty (30) days thereafter, or (f) is unable to pay its debts or admits in writing its inability generally to pay its debts as they become due.

         "BID" or "BIDDING" means the nomination or bidding of the output of the Generating Stations in the PJM.

         "CAPACITY RESOURCES" shall have the meaning assigned to that term from time to time by the PJM.

         "DICKERSON STATION" has the meaning set forth in the recitals to this Agreement.

         "DISPATCH" means the scheduling of the delivery of PJM Products.

         "EMISSION ALLOWANCES" means authorizations under state or federal (as applicable) air quality regulations to emit either one ton of nitrogen oxides ("NOx") or sulfur dioxide ("SO2"), in the former case between May 1 through September 30 of any given year, and in the latter case at any time during any applicable calendar year.

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

         "ENERGY" means electric energy as defined by PJM.

         "FACILITY LEASE AGREEMENTS" means those certain Facility Lease Agreements, each dated as of December 18, 2000, between MIRMA and the owners of the assets leased by MIRMA at the Generating Stations.

         "FORCE MAJEURE" means an event which is not within the reasonable control of a Party which causes such Party to be delayed in or prevented from performing or carrying out any of its obligations under this Agreement and which by the exercise of due diligence in accordance with Good Utility Practices, such Party is unable to overcome or avoid or cause to be avoided, including, without limitation, acts of God; fire; ice; earthquake; lightning; tornado; hurricane, or other severe weather condition; civil disturbance; labor dispute; labor or material shortage; sabotage; acts of terrorism; acts of a public enemy; uprising; insurrection; civil unrest; war or rebellion; explosions; breakage or accident to machinery or equipment, action or restraint by court order or public or governmental authority or lawfully established civilian authorities, provided that a Force Majeure shall not include lack of finances or change in market conditions, and provided further that any failure of any supplier or subcontractor of a Party to perform any obligation to such Party will not constitute a Force Majeure unless such subcontractor or supplier is unable to perform such obligations for reasons that would constitute a "Force Majeure" hereunder.

         "FUEL" means fuel oil, natural gas, or coal, as dictated by context.

         "GENERATING STATIONS" has the meaning provided in the recitals.

         "GOOD UTILITY PRACTICES" mean any of the practices, methods or acts engaged in or approved by a significant portion of the electric energy industry with respect to similar facilities during the relevant time period which in each case, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been expected to accomplish the desired result at reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to delineate the acceptable practices, methods or acts generally accepted in such industry.

         "INTEREST RATE" means, for any date, two percent (2%) over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under "Money Rates"; provided that the Interest Rate shall never exceed the maximum interest rate permitted by applicable law.

         "MIRMA ASSET BOOK" has the meaning set forth in SECTION 4.1.

         "MIRMA GROUP" has the meaning set forth in the recitals.

         "MORGANTOWN STATION" has the meaning set forth in the recitals to this Agreement.

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

         "OPERATING RESERVES" shall have the meaning assigned to that term from time to time by the PJM.

         "PARTICIPATION AGREEMENTS" means those certain Participation Agreements dated as of December 18, 2000 among MIRMA, the owners of the leased assets at the Generating Stations, Wilmington Trust Company, and State Street Bank and Trust Company of Connecticut, National Association.

         "PARTY" means any of MAEM or MIRMA. In the context where MAEM is referenced as a "Party," a reference to the "other Party" shall mean MIRMA. In the context where MIRMA is referenced as a "Party," a reference to the "other Party" shall mean MAEM. References to "either Party" or the "Parties" shall have comparable meanings.

         "PJM" means the Pennsylvania - New Jersey - Maryland Power Pool.

         "PJM PRODUCTS" means Energy, Operating Reserves, Capacity Resources and Ancillary and Frequency Response Service, as well as any other products and ancillary services which become commercially recognized in the PJM market during the term of this Agreement.

                                   ARTICLE 2.
                                      TERM

         The initial term of this Agreement shall commence as of the Effective Date and shall continue, unless earlier terminated pursuant to its terms, until December 31, 2001. The Agreement will automatically renew for successive one-year terms unless one Party gives the other Party notice of such Party's intent to terminate this Agreement at least three (3) months prior to the expiration of any such term.

                                   ARTICLE 3.
                         SERVICES TO BE PROVIDED BY MAEM

         3.1 BIDDING AND DISPATCH INTO THE PJM. MAEM shall be responsible for the Bidding and Dispatch of the output of the Generating Stations. Without limitation, MAEM's Bidding and Dispatch strategies shall be consistent with:

         (i)      the operating parameters and limitations of the Generating
                  Stations;

         (ii)     MIRMA's maintenance plans;

         (iii) the availability of the Generating Stations (including Fuel handling and storage facilities), as communicated by MIRMA to MAEM;

         (iv)     PJM rules and procedures in effect from time to time;


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

         (v)      other applicable transmission provider requirements; and

         (vi)     Fuel availability.

         3.2 FUEL SERVICES; AGENCY PERIOD. (a) MAEM will provide all Fuel necessary for the operation of the Generating Facilities at MAEM's cost, which shall be calculated as MAEM's actual cost for transportation, inventory and related costs, as adjusted for any gains or losses on fuel hedges and trading activities. MAEM will enter into arrangements for the purchase and procurement of Fuel meeting the specifications for the Generating Stations, coordinate the scheduling, loading, unloading and storage of Fuel deliveries, maintain Fuel inventory levels, and perform such other Fuel-related services as MIRMA may request from time to time, in each case in accordance with Good Utility Practices.

                  (b)(i) If, at any time, MAEM determines that the creditworthiness of MIRMA is impaired, MAEM may, at its sole discretion and upon written notice to MIRMA, elect to suspend Fuel procurement under SECTION 3.2(a) for a period until such creditworthiness is restored (each such period, an "Agency Period"). During any such Agency Period, MAEM shall act solely as agent to MIRMA under this Agreement in taking the actions set forth in this SECTION 3.2(b).

                  (ii) During any Agency Period, MAEM's sole obligation shall be to use commercially reasonable efforts to procure Fuel as agent of and for the account of MIRMA, and MAEM shall have no obligation to provide credit enhancement to any supplier of MIRMA. MAEM shall have no liability to MIRMA if Fuel suppliers do not agree to supply Fuel to MIRMA due to a lack of creditworthiness of MIRMA. As agent, MAEM shall neither directly purchase or contract for the purchase of, nor take title to or possession and control of, any Fuel procured for the account of MIRMA, and MAEM shall have no liability to any Fuel supplier or MIRMA for nonpayment for or nondelivery of procured Fuels, as appropriate. During any Agency Period, as between MAEM and MIRMA, MIRMA shall be deemed to have title, exclusive possession and control of all procured Fuel at all times, and any risk of loss associated with any such procured Fuel shall be born by MIRMA.

                  (iii) Each Agency Period shall continue until MIRMA can demonstrate to MAEM that MIRMA's creditworthiness has been restored, as reasonably determined by MAEM. After a positive determination as to such creditworthiness, the applicable Agency Period shall be terminated by MAEM by written notice to MIRMA, and MAEM shall resume procuring Fuel for MIRMA under SECTION 3.2(A).

         3.3 EMISSIONS PLANNING AND RELATED RESPONSIBILITIES. MAEM shall provide MIRMA emissions planning, in consultation with MIRMA, to assist in the compliance of the Generating Stations at all times and on an ongoing basis with all currently effective emissions requirements, permits and regulations. MAEM will procure all Emission Allowances necessary for the operation of the Generating Stations, and dispose of excess Emission Allowances, which are not needed for the operation of any other generating stations in the MIRMA Asset Book. MAEM

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

will charge MAEM's actual cost of acquiring the Emission Allowances and remit the proceeds of any Emission Allowances sales to MIRMA, as adjusted for any gains or losses on emission hedges and trading activities.

         3.4 INSURANCE. MAEM will procure or assist MIRMA in procuring business interruption insurance and forced outage insurance covering the Generating Stations. The costs of such insurance will be charged to MIRMA.

         3.5 FINANCIAL PRODUCTS. MAEM will enter into financial products (including but not limited to, swaps, contracts for differences, options and weather derivatives) purchased for MIRMA. The gains and losses arising from such financial products will be borne by MIRMA, and therefore the costs, including without limitation third party broker costs and transaction fees, and revenues related to such financial products will be charged to or paid to MIRMA.

         3.6 POWER MARKET TRANSACTIONS. MAEM will enter into third party bilateral contracts, forward sales, hedges and other transactions for the benefit of MIRMA. The gains and losses arising from such transactions will be borne by MIRMA, and therefore the costs of such transactions, including without limitation, purchased power costs, transmission costs, third party broker costs, transaction fees and incremental credit costs, and revenues related to such activities will be charged to or paid to MIRMA.

                                   ARTICLE 4.
                           BONUS, BILLING AND PAYMENT

         4.1 MIRMA ASSET BOOK. MAEM will establish and maintain an asset management book (the "MIRMA Asset Book") to track and measure the financial performance of the MIRMA Group assets. The MIRMA Asset Book will be separate from any MAEM trading book or any other asset book maintained by MAEM for power resources owned or managed by MAEM.

         4.2 SERVICE FEE. For services rendered by MAEM pursuant to the MIRMA Group, the fee shall be $604,666.67 per month.

         4.3 BONUS. MAEM will be entitled to a bonus from MIRMA equal to 50% of the amount by which the Net Market Revenues in any year exceeds the Threshold Amount for such year, determined as follows:

         "Net Market Revenues" means Gross Revenues MINUS Expenses. Net Market Revenues shall be calculated in accordance with GAAP.

         "Gross Revenues" means all revenues for a given year attributed to the MIRMA Asset Book, including, without limitation, revenues from (a) sales of all PJM Products from the Generating Stations, (b) other sales of PJM Products, (c) Fuel sales, (d) sales or trades of excess Emissions Allowances from the Generating Stations, (e) financial products (including, but not limited to, swaps, contracts for differences, options and weather


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

         derivatives) purchased for the MIRMA Asset Book, and (f) forced outage insurance and business interruption insurance proceeds.

         "Expenses" means all costs attributed to the MIRMA Asset Book for such year, including (a) costs reimbursed to MAEM for actual costs in performing the services including costs for (i) Fuel, (ii) Emissions Allowances, (iii) financial products (including, but not limited to, swaps, contracts for differences, options, and weather derivatives) purchased for the MIRMA Asset Book, (iv) broker and/or transaction fees, (v) transmission congestion contracts for sales from the Generating Stations, (vi) forced outage insurance costs, (vii) incremental credit costs for transactions in the MIRMA Asset Book, and
         (vii) other actual costs in connection with the services described in
         ARTICLE 3 hereof, and (b) the service fee payable to MAEM in accordance with SECTION 4.2 hereof.

         "Threshold Amount" means the $896,179,000.00 for the 2001 calendar year. The Threshold Amount for subsequent years shall be determined by joint agreement between MAEM and the MIRMA Group as a reasonable amount based on upon assumptions consistent in all material respects with relevant contracts and agreements, historical operations, and the parties' good faith projections of future revenues and projections of operating expenses for the MIRMA Group in light of the then existing or reasonably expected regulatory and market environments in the markets in which the facilities or other assets owned by the MIRMA Group will be operated.

         The bonus shall not be payable until the Threshold Amount is reached. Upon reaching the Threshold Amount, such bonus will be paid on a monthly basis in accordance with SECTION 4.4 hereof. MAEM acknowledges that any bonus payments to be made hereunder shall be subordinated, pursuant to Sections 6.6 and 6.8 of the Participation Agreements, to MIRMA's payment obligations under the Facility Lease Agreements.

         4.4 BILLING AND PAYMENT. MAEM shall pay MIRMA any Net Market Revenues due for the prior month by wire transfer to the payment address provided by MIRMA on or before the twentieth (20th) day of each month, or if such day is not a business day, the immediately following business day. At the time of each monthly payment, MAEM shall render to MIRMA a statement detailing the Net Market Revenues for the prior month, and shall provide MIRMA with reasonable supporting documentation for each such monthly statement, identifying with reasonable specificity calculations underlying such Net Market Revenues. All payments between MAEM and MIRMA will be netted so that MAEM pays MIRMA the Net Market Revenues minus any bonus payable pursuant to SECTION 4.3. MAEM will pay MIRMA the Net Market Revenues (net of any bonus), and MIRMA will then distribute such revenues in accordance with the provision of the Agency Agreement dated of even date herewith between the members of the MIRMA Group.

         4.5 REPORTS. MIRMA and MAEM will cooperate to provide monthly reports in reasonable detail showing the calculation of the Net Market Revenues, with appropriate breakdown by generating unit and station, to enable MIRMA to allocate Net Market Revenues and bonus payments to MAEM, if any, among the members of the MIRMA Group. MIRMA and


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

the other members of the MIRMA Group will have the right, upon reasonable notice, to examine and/or audit the MIRMA Asset Book from time to time.

         4.6 INTEREST AND DISPUTED AMOUNTS. If either Party fails to make any payment on or before the applicable payment due date, such overdue amounts shall accrue interest at the Interest Rate from, and including, the applicable payment due date to, but excluding, the date of payment. Any disputed invoiced amounts, except amounts which are manifestly inaccurate, shall be paid in full on the applicable payment due date, subject to later return together with interest accrued at the Interest Rate. Overpayments or underpayments identified by the Parties shall be returned or credited, together with interest accrued at the Interest Rate, to their rightful owners in the first following month.

                                   ARTICLE 5.
                              DEFAULTS AND REMEDIES

         5.1 EVENTS OF DEFAULT. Any one or more of the following shall constitute an "Event of Default" hereunder with respect to a Party:

         (a) default shall occur in the payment of any amounts due from such Party hereunder which shall continue for more than ten (10) days after written notice from the other Party;

         (b) other than as provided in SECTION 5.1(a) above, default shall occur in the performance of any covenant or condition to be performed by such Party under this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice from the other Party specifying the nature of such default;

         (c) a Bankruptcy Proceeding has occurred with respect to such Party; or

         (d) a representation or warranty made by such Party herein shall have been false or misleading in any material respect when made; provided, however, if such representation or warranty is capable of being corrected, no Event of Default shall have occurred if such Party is diligently pursuing such correction and such representation or warranty is corrected within thirty (30) days of such Party obtaining knowledge of the false and misleading nature of the statement.

         5.2 REMEDIES. The Parties shall have the following remedies available to them hereunder:

         (a) Upon the occurrence of an Event of Default by either Party hereunder, the non-defaulting Party shall have the right (i) to collect all amounts then or thereafter due to it from the defaulting Party hereunder, and
(ii) upon written notice to the other Party, to terminate this Agreement at any time during the continuation of such Event of Default. The terminating Party shall have all rights and remedies available to it under applicable law, subject to the limitations set forth in SECTION 7.7.


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

         (b) Without limiting the foregoing, any unexcused breach of this Agreement or failure of either Party to perform its obligations hereunder shall subject such Party to the payment of actual damages to the other Party, regardless of any cure period.

                                   ARTICLE 6.
                                  FORCE MAJEURE

         If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party will be excused from whatever performance is affected by the Force Majeure event to the extent so affected, provided that (a) the non-performing Party, as soon as practical after knowing of the occurrence of the Force Majeure event, gives the other Party written notice describing the particulars of the occurrence; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure event; (c) the non-performing Party uses commercially reasonable efforts to overcome or mitigate the effects of such occurrence; and (d) when the non-performing Party is able to resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume such performance.

                                   ARTICLE 7.
                            MISCELLANEOUS PROVISIONS

         7.1 ASSIGNMENT; SUCCESSORS AND ASSIGNS. No assignment or delegation by either Party (or any successor or assignee thereof) of this Agreement, in whole or in part, shall be made or become effective without the prior written consent of the other Party in each case obtained, which consent may not be unreasonably withheld. Any assignments or delegations by either Party shall be in such form as to assure that such Party's obligations under this Agreement will be honored fully and timely by any succeeding party.

         7.2 NOTICES. All notices, requests and other communications hereunder (herein collectively a "notice" or "notices") shall be deemed to have been duly delivered, given or made to or upon any Party hereto if in writing and delivered by hand against receipt, or by certified or registered mail, postage pre-paid, return receipt requested, or to a courier who guarantees next business day delivery or sent by telecopy (with confirmation) to such Party at its address set forth below or to such other address as such Party may at any time, or from time to time, direct by notice given in accordance with this SECTION 7.2.

         IF TO MIRMA:   Mirant Mid-Atlantic, LLC,
                        1155 Perimeter Center Place
                        Atlanta, Georgia 30338
                        Attention: President and Chief Executive Officer

         IF TO MAEM:    Mirant Americas Energy Marketing L.P.
                        1155 Perimeter Center Place
                        Atlanta, Georgia 30338
                        Attention:  Vice President, Mid-Atlantic Region


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

The date of delivery of any such notice, request or other communication shall be the earlier of (i) the date of actual receipt or (ii) three (3) business days after such notice, request or other communication is sent by certified or registered mail, (iii) if sent by courier who guarantees next business day delivery, the business day next following the day of such notice, request or other communication is actually delivered to the courier or (iv) the day actually telecopied.

         7.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD OTHERWISE CAUSE THE LAW OF ANY STATE OTHER THAN NEW YORK TO APPLY.

         7.4 COMPLIANCE WITH LAWS. At all times during the term of this Agreement, the Parties shall comply with all laws, rules, regulations, and codes of all governmental authorities having jurisdiction over each of their respective businesses which are now applicable, or may be applicable hereafter, including without limitation, all special laws, policies, ordinances, or regulations now in force, as amended or hereafter enacted. The Parties hereto shall maintain all licenses, permits and other consents from all governmental authorities having jurisdiction for the necessary use and operation of their respective business. Nothing herein shall be deemed a waiver of the Parties' right to challenge the validity of any such law, rule or regulation.

         7.5 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter herein and takes precedence over all prior understandings. This Agreement may not be amended except by a writing signed by the Parties.

         7.6 SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the other provisions hereof. If any provision of this Agreement is held to be invalid, such provisions shall not be severed from this Agreement; instead, the scope of the rights and duties created thereby shall be reduced by the smallest extent necessary to conform such provision to the applicable law, preserving to the greatest extent the intent of the Parties to create such rights and duties as set out herein. If necessary to preserve the intent of the Parties hereto, the Parties shall negotiate in good faith to amend this Agreement, adopting a substitute provision for the one deemed invalid or unenforceable that is legally binding and enforceable and which restores to the two Parties to the greatest extent possible the benefit of their respective bargains on the Effective Date.

         7.7 LIMITATION ON DAMAGES. NEITHER PARTY SHALL BE ENTITLED TO RECOVER SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have caused this Agreement to be duly executed as an instrument under seal by their respective duly authorized officers as of the date and year first above written.

MIRANT AMERICAS ENERGY                   MIRANT MID-ATLANTIC, LLC
MARKETING L.P.

By MIRANT AMERICAS
DEVELOPMENT, INC.,
its General Partner


By:  ______________________________      By: _____________________________
Name: _____________________________      Name:____________________________
Title: ____________________________      Title: __________________________




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